Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
847/439-2210

FOR YOUR INFORMATION:

COMPANY CONTACT:	PUBLIC RELATIONS CONTACT

Jeffrey J. Siemers	Katie Wood
Executive Vice President, Chief	Edelman
Administrative and Financial Officer and Secretary	312/240-2827
847/718-8024

FOR IMMEDIATE RELEASE

MONDAY, DECEMBER 5, 2005

MATERIAL SCIENCES CORPORATION

ANNOUNCES PRELIMINARY SECOND QUARTER FISCAL 2006

RESULTS OF OPERATIONS BEFORE INCOME TAXES, PROJECTED TIMETABLE

FOR COMPLETION OF FINANCIAL STATEMENTS AND RESTATEMENT OF

PRIOR PERIOD FINANCIAL STATEMENTS

ELK GROVE VILLAGE, IL, December 5, 2005 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated metal applications, today reported preliminary results of operations before income taxes for its second quarter ended August 31, 2005. All results from continuing operations before income taxes exclude the results of the Company’s Electronic Materials and Devices Group (EMD), which was divested on June 20, 2005, and is reported as a discontinued operation in the second quarter and year-to-date fiscal 2006 financial statements. The same periods for the prior year results of operations also have been restated to reflect EMD as a discontinued operation.

Restatement of Prior Period Financial Statements

On October 4, 2005, MSC issued a press release announcing that it was delaying the release of its second quarter results for fiscal 2006 due to its ongoing review of its accounting for income taxes. Although this review has not been completed, MSC has concluded that prior period financial statements require restatement to correct its accounting for income taxes. The Company currently estimates that the cumulative increase to its income tax expense through February 28, 2005 will range from $1.0 million to $2.0 million. As this review is ongoing, we are reporting only preliminary results before income taxes at this time. As a result, the Company expects to amend its Annual Report on Form 10-K for fiscal 2005 and certain quarterly periods to reflect the impact of the restatement change. The audit committee of our Board of Directors, in consultation with the Company’s management, has concluded that prior period financial statements and related auditor’s report should no longer be relied upon.

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Material Sciences Corporation

Results of Continuing Operations - Second Quarter Sales and Operating Profits Before Income Taxes Increase

Net sales for the three months ended August 31, 2005 were $74.0 million, a 19 percent increase from $62.2 million for the same period last year. Sales of the Company’s acoustical products increased 37 percent to $34.5 million in the quarter. Sales of automotive body panel laminates more than doubled to $18.0 million compared with $8.6 million in the same quarter last year, as more vehicle models using Quiet Steel® continue to be introduced and complete the product launch phase.

Coated metal sales increased 14 percent in the latest fiscal quarter to $37.2 million compared with $32.5 million a year ago. This increase reflected the impact of approximately $4.5 million from changing the business model for fuel tank products from tolling to a package approach. As a result, sales now include the pass-through cost of steel. Higher revenues in appliance-related products – film laminates in particular – were offset by lower revenues in building products and the impact of the continued wind-down of the electrogalvanized business. The loss of sales resulting from closing the Middletown, Ohio facility during the second quarter last year amounted to $1.8 million for the quarter.

Sales of electronics-based materials, principally for hard disk drives, were $2.3 million in the quarter compared with $4.4 million a year ago. Although volumes actually increased for these products, the revenues in the current quarter declined because the business model for these products changed from package to toll, in which the sales price no longer reflects the cost of the metal.

Gross profit, at $13.0 million, was flat between the second quarter of fiscal 2006 and the comparable quarter of last year despite the greater revenues. The gross margin declined to 17.6 percent of net sales versus 20.8 percent last year. The margin percentage was impacted by 0.5% due to the change in the business model for gas tank and electronic products as discussed above, which increased revenue in the quarter without any related rise in gross margins. The margin was reduced by the impact of increased customer claims, increased charges related to inventory valuation issues, higher energy costs, and lower scrap metal prices. Customer claims increased $1.4 million in the quarter from the same period last year primarily due to quality issues that arose during the production of new products, particularly in the appliance industry. Charges resulting from an increase in inventory reserves were $0.6 million higher in the second quarter compared to the same period last year. Energy cost increases due to higher rates charged by suppliers were $0.4 million over the second quarter last year. The reduction in scrap metal pricing had a direct impact on the margin of $0.4 million. These gross margin effects were partially offset by increases in sales volume and favorable changes in the product mix.

Selling, general and administrative expenses, at $8.7 million, were down $0.9 million compared with last year’s second quarter. The decrease is attributable to a reduction in incentive compensation expense in the current period. Restructuring charges for the period were $0.5 million lower than last year as a result of closing the Middletown coil coating facility last year.

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Material Sciences Corporation

Income from continuing operations before income taxes increased to $4.3 million from $2.8 million in the same period last year, due to the factors discussed above, and a $0.1 million decrease in interest expense resulting from lower levels of debt.

Results of Discontinued Operations Before Income Taxes for the Quarter

Discontinued operations reported in the second quarter of fiscal 2006 included the results of the Company’s Electronic Materials & Devices (EMD) business, which, as previously announced, was sold to TouchSensor Technologies on June 20, 2005. MSC recorded a loss before income taxes on the sale of the business of $2.4 million. The latest quarter also included a gain from discontinued operations of EMD, before income taxes, of $0.4 million. In addition, the results of discontinued operations included a gain before income taxes of $0.1 million for Pinole Point Steel in the most recent fiscal quarter.

Improvement in Six-month Results

For the first half of fiscal 2006, net sales were $147.4 million, up 11 percent from $132.4 million at this time last year. Income from continuing operations before income taxes for the six months was $10.4 million compared with $2.4 million in the comparable period of a year-ago.

Expected Timeline to Complete Filing of Financial Statements

The Company currently expects that it will complete all of the required filings, including any amended filings, with the Securities and Exchange Commission as soon as practical.

Near-term Challenges Continue

Chief Executive Officer Clifford D. Nastas said, “Customer interest in our Quiet Steel® business continues to gain momentum; however, the near term holds a number of challenges, including increased competition for Quiet Steel® and our decorative laminate products, volatility in automotive builds and higher costs related to energy. As these factors test our ability to improve margins, we will continue to look for ways to offset higher costs through the implementation of both lean manufacturing and six sigma operational excellence initiatives.”

“Diversification of our customer base is also important to our long term success. By the first calendar quarter of next year, we expect to have our new Application Research Center (ARC), near Detroit, up and running. This facility is expected to significantly expand our technical capability to solve complex noise and vibration problems for our customers. In parallel, we continue to build a strong sales, marketing and technical presence in Europe. We anticipate that these investments will enable MSC to build strong relations with new customers in both North America and Europe.”

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Material Sciences Corporation

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the completion of the second quarter fiscal 2006 financial statements and the restatement of prior period financial statements referred to in this press release and any additional adjustments or restatements that may result there from; uncertainty as to when the Form 10-Q for the second quarter of fiscal 2006 and any amended filings may be filed; impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; the Company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under them; changes in the Company’s effective income tax rate and deferred tax assets upon the completion of the ongoing tax review; competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; the successful completion and operation of the ARC; proceeds and potential impact from the possible sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; facility utilization and product mix at the Walbridge, Ohio facility; realization of the tax credit carryforward generated from the sale of Pinole Point Steel and other net operating loss carryforwards; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended February 28, 2005, filed with the Securities and Exchange Commission on July 8, 2005.

MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information about Material Sciences is available at www.matsci.com.

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